Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933

Registration No. 333-248430

IMPORTANT NOTICE

VS TRUST (the “Trust”)
-1x Short VIX Futures ETF (SVIX)

2x Long VIX Futures ETF (UVIX)

(each, a “Fund”, and together, the “Funds”)

Supplement dated April 8, 2022

to each Fund’s Prospectus and Disclosure Document

dated March 22, 2022

The Prospectus and Disclosure Document for each Fund is hereby revised to reflect that:

Each Fund intends to use Advantage Futures LLC (“Advantage”) and Marex North America LLC (“Marex”), each in its capacity as a registered futures commission merchant (“FCM”), as additional FCMs. Each of Advantage and Marex will serve as a clearing broker to each Fund and, as such, will arrange for the execution and clearing of the Funds’ futures transactions.

Advantage

Advantage, a Delaware limited liability company, is a registered futures commission merchant and a member of the National Futures Association. Advantage is also a full clearing member of CME Group (Chicago Board of Trade, Chicago Mercantile Exchange, NYMEX, and COMEX), ICE Futures Europe, ICE Clear Europe, ICE Futures Abu Dhabi, Options Clearing Corp., Nodal Clear, FairX, and CBOE Futures Exchange, and a non-clearing member of Eurex. Its main office is located at 231 S. LaSalle Street, 14th Floor, Chicago, Illinois 60604 and the office telephone number is (312) 800-7000.

In ordinary course of business, Advantage may be involved in or the subject to litigation and/or arbitration matters which may or may not seek significant damages. Advantage is not currently involved in any litigation or arbitration matters. Within the past five years preceding the date of this supplement, Advantage was involved in the following litigation matters:

Advantage v. H.A.L./Hal v. Guinan

In September 2017, Advantage filed a lawsuit against H.A.L. NY Holdings, LLC (“HAL”) and Ahron Feferkorn to collect a debit balance. HAL and Feferkorn offered to enter an offer of judgement, which the court entered in November 2017. The Court subsequently entered a modified judgment in January 2018. In March 2018, HAL filed a lawsuit in the U.S. District Court for the Southern District of New York against Advantage’s CEO seeking damages for the liquidations at issue in Advantage’s complaint against HAL and Feferkorn. The case was transferred to the U.S. District for the Northern District of Illinois, which dismissed the complaint on April 16, 2019. On May 5, 2020, the United States Court of Appeals for the Seventh Circuit affirmed the dismissal and found that HAL’s appeal was frivolous and in October 2020 ordered HAL to pay Advantage’s fees and all of its costs.

Advantage v. Herm LLC, et. al.

In February 2018, Advantage was named as a defendant in multiple reparations claims, and Advantage filed its own complaints against these clients in federal and state court in Illinois in March 2018. The complaints relate to debit balances incurred by the clients when Advantage liquidated their under-margined accounts, managed by the same commodity trading advisor, on February 5, 2018. As of December 31, 2020 all former clients entered into settlement agreements in favor of Advantage. There are no former clients remaining in the federal court litigation or state court litigation and all clients have withdrawn their CFTC reparations claims against Advantage.

Edwin Johnson v. Advantage Futures, et. al.

In June 2018, Edwin Johnson filed a complaint against Advantage and two Advantage employees in the Circuit Court of Cook County. Advantage filed a motion to dismiss and was successful in obtaining a dismissal for one of the employee defendants. In January 2019, Advantage filed an Answer to the Complaint on behalf of Advantage and the employee. The plaintiff, Johnson, filed an order for dismissal at the end of October 2021 which was granted by the judge.

Marex

Marex North America LLC (“Marex”) was incorporated in Delaware on August 17, 2010. Its principal place of business is located at 360 Madison Avenue, 3rd Floor, New York, New York 10017. Marex is a registered FCM regulated by the Commodity Futures Trading Commission (“CFTC”) and a member of National Futures Association (“NFA”) effective November 23, 2010. The Chicago, Illinois office of Marex is located at 222 West Adams Street, Suite 450, Chicago IL 60606. The Firm’s telephone number in New York is (212) 584-3860 and its telephone number in Chicago is (312) 460-9200.

Within the past five years of the date of this supplement, Marex has not been involved or subject to any material administrative, civil, criminal or enforcement complains or actions other than the following matter:

Marex settled with the CFTC in September 2020 to pay a monetary penalty of US$ 250,000 for failure to meet minimum adjusted net capital requirements. Marex improperly accounted for deductions arising out of an agreement that it entered to guarantee a revolving line of credit for an affiliated company when computing its net capital requirement.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

NEITHER THE TRUST NOR ANY FUND IS A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT COMPANY AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940 AND NEITHER IS SUBJECT TO REGULATION THEREUNDER.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Please retain this supplement for future reference.